Exhibit 2.1

AMENDMENT NO. 1 TO BUSINESS SEPARATION AND MERGER AGREEMENT

Amendment No. 1 (this “Amendment”), dated as of September 6, 2010, to that certain Business Separation and Merger Agreement, dated as of February 25, 2010 (the “Merger Agreement”), by and among COCA-COLA ENTERPRISES INC., a Delaware corporation (“CCE”), INTERNATIONAL CCE, INC., a Delaware corporation (“Splitco”), THE COCA-COLA COMPANY, a Delaware corporation (“TCCC”), and COBALT SUBSIDIARY LLC, a Delaware limited liability company (“Merger Sub” and together with CCE, Splitco and TCCC, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, CCE, Splitco, TCCC and Merger Sub are parties to the Merger Agreement.

WHEREAS, CCE, Splitco, TCCC and Merger Sub desire to amend the Merger Agreement in the manner set forth below.

AGREEMENTS

In consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, CCE, Splitco, TCCC and Merger Sub agree as follows:

1.	AMENDMENTS

a.	Section 2.2 of the Merger Agreement is hereby amended by deleting the following in its entirety: “(or if not a Business Day, the next Business Day)”.

b.
Section 2.3 of the Merger Agreement is hereby amended by deleting the last sentence of the Section and replacing it with the following: “The filing of the Certificate of Merger shall be made no later than the Closing Date.”.

c.
Section 3.5(c) of the Merger Agreement is hereby amended to delete the language that states “(subject to the Corporate Name Letter)” and replace it with the following: “and Splitco’s subsidiaries whose corporate names contain the word “Coca-Cola” shall continue to be so named, subject to the terms and conditions of the Corporate Name Letter”.

d.	Section 4.3 of the Merger Agreement is hereby amended to replace clause (a)(i) with the following:

“499,332,154 shares of CCE Common Stock were issued and outstanding”.

e.	Section 4.3 of the Merger Agreement is hereby amended to replace clause (a)(iv) with the following:

“10,966,509 CCE Stock Units were outstanding; and”

f.
Section 6.22 of the Merger Agreement is hereby amended to delete the language that states “At any time eighteen (18) months to thirty-six (36) months after the date of this Agreement” and replace it with the following: “At any time eighteen (18) months to thirty-nine (39) months after the date of this Agreement”.

g.	Section 8.2(c) of the Merger Agreement is hereby amended to delete the language that states “an amount equal to $200,000,000” and replace it with the following: “an amount equal to $180,000,000”.

h.	Section 8.2(d)(D) of the Merger Agreement is hereby amended to delete the language that states “within 365 calendar days” and replace it with the following: “within nine (9) months”.

i.
Section 9.1 of the Merger Agreement is hereby amended to delete the language in the first sentence of the Section that states “until the date that is one (1) year from the Closing Date” and replace it with the following: “until the date that is nine (9) months from the Closing Date”.

j.	Section 10.3 of the Merger Agreement is hereby amended to replace the fax number (404) 676-8621 with the following number: “(404) 598-3005”.

2.	MISCELLANEOUS

a.	All remaining provisions of the Merger Agreement remain unchanged and in full force and effect.

b.	Capitalized terms used but not defined herein shall have the same meaning as in the Merger Agreement.

c.
This Amendment shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

d.
This Amendment may be executed in separate counterparts (including by facsimile), each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COCA-COLA ENTERPRISES INC.

By:	/s/ John R. Parker, Jr.
Name:	John R. Parker, Jr.
Title:	Senior Vice President, General Counsel

INTERNATIONAL CCE, INC.

By:	/s/ John R. Parker, Jr.
Name:	John R. Parker, Jr.
Title:	Senior Vice President, General Counsel

THE COCA-COLA COMPANY

By:	/s/ Marie Quintero-Johnson
Name:	Marie Quintero-Johnson
Title:	Vice President and Director Mergers & Acquisitions

COBALT SUBSIDIARY LLC

By:	/s/ Marie Quintero-Johnson
Name:	Marie Quintero-Johnson
Title:	Vice President